SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2006

EARTHSHELL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23567	77-0322379
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1301 YORK ROAD, SUITE 200, BALTIMORE, MD 21093
(Address of Principal Executive Offices)

(410) 847-9420
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 29, 2006, EarthShell Corporation (the “Company”) entered into a Letter Agreement (the “Agreement”) with Cornell Capital Partners, LP (“Cornell”) pursuant to which Cornell agreed to forbear from exercising certain rights and remedies under that certain Secured Convertible Debenture, dated December 30, 2005 (the “Debenture”) and that certain Registration Rights Agreement (“RRA”), of even date with the Debenture (the Agreement, Debenture, RRA and all other agreements, contacts, instruments or other items delivered in connection with the Debenture are collectively referred to as the “Transaction Documents”) until December 31, 2006.

This forbearance agreement with Cornell Capital Partners has expired and the Company is in default under its financing agreements with Cornell. The financing agreements call for the Company to register shares of common stock underlying its convertible debentures. The Company filed a registration statement with the Securities and Exchange Commission earlier in 2006, but the registration statement has not yet been declared effective. As a result of the default, Cornell is entitled to liquidated damages equal to one percent (1%) of the liquidated value of the Debenture for each thirty (30) day period after December 31, 2006 for which the registration statement is not effective. Additionally, Cornell has a right to accelerate the due date of the Debenture, demand payment of the principal and accrued interest of approximately $5,040,000, and begin collection efforts and/or attach their collateral securing the Debenture.

Item 8.01 Other Events

As previously announced on December 13, 2006, the Company does not have either the cash or commitments for either interim or long term funding to sustain its operations, and therefore cannot pay its obligation to its secured creditor or meet other on-going obligations. The Company is reviewing any and all options available in the event that the Company is unable to secure the necessary funding to continue operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHSHELL CORPORATION
(Registrant)

Date: January 5, 2007	By: /s/ D. Scott Houston
Name: D. Scott Houston
Title: Chief Financial Officer